EXECUTION VERSION

Employment Agreement

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into August 29, 2016 and made effective as of January 1, 2017 (the “Effective Date”), by and between National Instruments Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and Alexander M. Davern (“Executive”) (the Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party”), all with reference to the following:

WHEREAS, the Company desires to employ Executive, and Executive is willing and able to accept such employment, upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined shall have the meanings set forth in Exhibit A.

2. Term.  Subject to earlier termination in accordance with Section 6 of this Agreement, Executive shall be employed by the Company for a term commencing on the Effective Date and ending on December 31, 2019 (the “Initial Term”), and, upon the expiration of the Initial Term, for successive one-year periods thereafter (each, a “Renewal Term”), unless (i) written notice of non-renewal is given no less than sixty (60) days prior to the expiration of the applicable term by either party hereto; or (ii) Executive’s employment is terminated earlier pursuant to Section 6 of this Agreement.  References to the “Term” shall be deemed to include the Initial Term or any Renewal Term, as applicable.

3. Position and Duties.

(a) Position.  During the Term, Executive shall serve as President and Chief Executive Officer of the Company.  Executive shall report solely and directly to the Board.  Executive shall have the powers, authorities, and duties of management usually vested in the President and Chief Executive Officer of a corporation of a similar size and nature to the Company, subject to the legal directives of the Board in exercising its general oversight function.

(b) Board Membership.  The Board shall use its best efforts to cause the appointment of Executive to the Board as a director, with such appointment to be effective as soon as practicable after the Effective Date (but in no event later than January 31, 2017), and to retain Executive in that capacity for the duration of the Term.  Executive shall not receive separate or additional compensation for such Board service.  At, or any time after, the time of his termination of employment with the Company for any reason, Executive shall resign from the Board and from his position as an officer, director, manager or member of any of the Company’s subsidiaries and affiliates and, at the Board’s request, will execute documents necessary to reflect his resignation.   The preceding sentence shall survive any termination of this Agreement.

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(c) Duties.  Executive shall have supervision, control over, and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with Executive’s position or other positions that he may hold from time to time.  Executive shall devote substantially all of his business time and attention to the performance of Executive’s duties hereunder and to the Company’s affairs and shall not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the rendition of such services, either directly or indirectly; provided, that nothing herein shall preclude Executive from (i) serving on the board of directors of one (1) for-profit company that does not compete with the Company in the judgment of the Board; (ii) serving on civic or charitable boards or committees; and/or (iii) managing personal investments, so long as all such activities described in clauses (i) through (iii) above do not unreasonably interfere with the Executive’s performance of his duties to the Company as provided in this Agreement and, in the case of the activities described in clauses (i) and (ii), are disclosed to the Board.  For the avoidance of doubt, (x) Executive acknowledges and agrees that his resignation from any boards of directors of any for-profit companies on which he serves in excess of the number permitted by this Section 3(c) shall be effective no later than March 31, 2017 and (y) the Board has determined that Cirrus Logic Inc. and Helen of Troy Inc. do not compete with the Company.

(d) Principal Place of Employment.  Executive’s initial principal place of employment during the Term shall be at the Company’s  corporate headquarters in Austin, Texas.    The parties acknowledge that Executive may be required to travel in connection with the performance of his duties hereunder.

(e) Corporate Policies. During the Term, Executive shall be subject to all of the Company’s corporate governance, ethics, and executive compensation and other policies as in effect from time to time.
4. Compensation.

(a) Base Salary.  During the Term, Executive shall receive an annual base salary (the “Base Salary”) of seven hundred thousand dollars ($700,000), payable in regular installments in accordance with the Company’s usual payroll practices.  Executive’s  Base Salary is subject to annual review and may, in the Compensation Committee’s discretion, be increased or decreased under the Company’s  standard compensation policies for executive-level employees.  As so adjusted, the term “Base Salary” shall refer to the adjusted amount.

(b) Annual Incentive Bonus.  During the Term, Executive shall be eligible to participate in an annual incentive program (the “AIP”) and receive an annual cash incentive, the amount of which shall be determined by performance goals focused on meaningful organic growth in Company revenues and profits over the applicable performance period, as established by the Compensation Committee (the “AIP Bonus”).  Executive’s  initial target annual cash incentive under the AIP shall be eighty percent (80%) of his Base Salary (“Target Annual Cash Incentive”) and will be subject to subsequent adjustment by the Board in accordance with the terms of the AIP.  The actual earned AIP Bonus, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goals specified by the Board are achieved or exceeded as set forth in the AIP and will be contingent on

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Executive’s continuous employment with the Company through the payment date specified for the AIP Bonus.

(c) Company Performance Bonus.  Executive will be eligible to participate in the National Instruments Corporation Annual Cash Performance Bonus Program (the “Annual Program”) and receive annual performance-based cash incentive compensation payable for the achievement of Company revenue growth, profitability, and other performance goals established by the Compensation Committee from time to time (a “Performance Bonus”).  During the Term, Executive’s target Performance Bonus under the Annual Program will be established by the Compensation Committee and shall otherwise be subject to the terms of the Annual Program as in effect from time to time. The actual earned Performance Bonus, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goals specified by the Compensation Committee are achieved or exceeded as set forth in the Annual Program.

(d) Equity Awards.

(i) Initial Award.  As a material inducement to Executive’s acceptance of employment with the Company as President and Chief Executive Officer and in partial consideration for the covenants set forth in Sections 8 through 11 below, on the Effective Date, Executive shall receive an award under the National Instruments Corporation 2015 Equity Incentive Plan (the “2015 Plan”) comprised of one hundred and fifty thousand (150,000) restricted stock units (the “Initial Award”).  The Initial Award will vest in three equal annual increments commencing December 15, 2017 and subsequent anniversaries thereof, generally subject to continued employment of Executive other than as stated herein.  Except as otherwise provided herein, the Initial Award will be subject to the terms of the 2015 Plan and the individual award agreement pursuant to which it is made.

(ii) Annual Awards.    For each calendar year during the Term, Executive shall be eligible to receive an additional award under the 2015 Plan (or any successor thereto) comprised of up to fifty thousand (50,000) restricted stock units (each, an “Annual Award”).  The Annual Awards shall be made on terms and conditions that are consistent with those on which awards are made to other senior executive officers of the Company, except as the Compensation Committee may otherwise specify in its sole discretion. Executive shall be eligible for the first grant of an Annual Award in April 2017 in accordance with the Company’s customary grant practices for its senior executive officers.  Except as otherwise provided herein, each Annual Award will be subject to the terms of the 2015 Plan (or any successor thereto) and the individual award agreement pursuant to which it is made.

5. Employee and Fringe Benefits; Expense Reimbursements.

(a) Employee Benefits.  During the Term, Executive and his eligible dependents (if any) shall be able to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than the basis on which such benefits and perquisites are provided by the Company from time to time to other senior executive employees.

(b) Paid Time Off. Executive shall be entitled to paid vacation each year in Page 3 of 17

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accordance with the Company’s then-current vacation policy for other executive-level employees.  The rules relating to other absences from regular duties for holidays, sick or disability leave, leave of absence without pay, or for other reasons, shall be the same as those provided to the Company’s other senior executive employees.

(c) Expense Reimbursement.  Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive (in accordance with the policies and procedures established from time to time by the Company for Executive or as otherwise provided for in the Company’s approved travel budget) in performing services hereunder.    Any reimbursement that Executive is entitled to receive shall (i) be paid as soon as practicable and in any event no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expenses that are eligible for reimbursement in any tax year and (ii) not be subject to liquidation or exchange for another benefit.

(d) Recoupment/Clawback.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which may be subject to recovery under any law, government regulation, company policy or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, company policy or stock exchange listing requirement to the extent reasonably required by any such law, government regulation, company policy or stock exchange listing requirement, as determined by the Board in its sole and absolute discretion.

6. Termination of Employment.  Except for the provisions intended to survive for other periods of time as specified in Section 16(n) below, this Agreement and Executive’s employment shall terminate (a) at any time upon mutual written agreement of the Parties; (b) immediately upon Executive’s death or Disability as provided in Sections 6(a) and 6(b) below, respectively; (c) by the Company, immediately and without prior notice, for Cause as provided in Section 6(c); (d) by Executive for Good Reason as provided in Section 6(d); (e)  by the Company for any reason not otherwise covered by clauses (a), (b), (c), or (d) herein as provided in Section 6(d); or (f) by Executive for any reason not otherwise covered by clauses (a), (b), (c), or (d) herein with advance written notice as provided in Section 6(c).  The date on which Executive’s employment ends under this Section 6 shall be referred to herein as his “Termination Date.”

(a) Termination Due to Death.  Executive’s employment with the Company shall terminate upon Executive’s death.  Upon the termination of the Term and Executive’s employment as a result of this Section 6(a), Executive’s estate shall receive the Accrued Obligations within fifteen (15) days following the Termination Date.  All other payments or benefits, if any, due to Executive’s estate following Executive’s termination due to death shall be determined in accordance with the plans, policies and practices of the Company as then in effect; provided, that Executive’s estate shall not be entitled to any severance payments or benefits under any other agreement or any severance plan, policy or program of the Company (excluding any group health benefit plans).  For the avoidance of doubt, any unvested restricted stock units previously granted as part of the Initial Award or any Annual Award that remain outstanding at the time of Executive’s death shall become fully vested and nonforfeitable upon Executive’s

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death and shall be settled as provided by the terms of the 2015 Plan (or any successor thereto) and any applicable individual award agreement(s).  Executive’s estate shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date.

(b) Termination Due to Disability.  The Company may terminate Executive’s employment if he becomes unable to perform the essential functions of his position as a result of his Disability.  Upon any termination of the Term and Executive’s employment pursuant to this Section 6(b), Executive shall receive the Accrued Obligations.  All other benefits, if any, due to Executive following Executive’s termination by the Company for Disability shall be determined in accordance with the plans, policies and practices of the Company as then in effect; provided, that Executive shall not be entitled to any payments or benefits under any other agreement or any severance plan, policy or program of the Company (excluding any group health benefit plans).  For the avoidance of doubt, any unvested restricted stock units previously granted as part of the Initial Award or any Annual Award that remain outstanding on the Termination Date shall become fully vested and nonforfeitable on such date and shall be settled as provided by the terms of the 2015 Plan (or any successor thereto) and any applicable individual award agreement(s).  Executive shall not earn or accrue any additional or other benefits under this Agreement following the Termination Date.

(c) Termination for Cause; Voluntary Termination.  At any time during the Term, (i) the Company may immediately terminate Executive’s employment for Cause, and (ii) Executive may terminate his employment “voluntarily” (that is, other than by death, Disability or for Good Reason); provided, that Executive will be required to give the Board at least ninety (90) days’ advance written notice of any such termination; provided, however, that the Board may waive all or any part of the foregoing notice requirement in its sole discretion, in which case Executive’s voluntary termination will be effective upon the date specified by the Board.  Upon the termination of Executive’s employment by the Company for Cause or by Executive’s voluntary termination, Executive shall be entitled to receive the Accrued Obligations.  All other benefits, if any, due to Executive following Executive’s termination of employment pursuant to this Section  6(c) shall be determined in accordance with the plans, policies and practices of the Company as then in effect; provided, that Executive shall not be entitled to any severance payments or benefits under any other agreement or any severance plan, policy or program of the Company (excluding any group health benefit plans).  Executive shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date.  The Company and Executive hereby agree that the Company will be entitled to immediate payment of five hundred thousand dollars ($500,000) as liquidated damages in the event of Executive’s noncompliance with the advance notice requirement set forth above, an amount Executive recognizes as equitable and fair in light of the difficulties associated with estimating the tangible and intangible damages to the Company resulting from Executive’s termination of employment under this Agreement without having provided such advance notice, including, without limitation, the direct and indirect costs to the Company associated with recruiting Executive’s interim and permanent successor(s) and the disruption of the Company’s business during the transition period, and the possible adverse impact of the transition process and related uncertainty on the Company’s financial performance and reputation, customer and supplier relationships.

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(d) Termination for Good Reason by Executive or Without Cause by the Company.

(i) At any time, (A) Executive may terminate his employment for Good Reason; and (B) the Company may terminate Executive’s employment hereunder without Cause, in either case pursuant to this Section 6(d).  Upon the termination of Executive’s employment pursuant to this Section 6(d), Executive shall receive the Accrued Obligations.  In addition, subject to Executive’s continued compliance with the provisions of Sections 8 through 12 of this Agreement and Executive’s execution, delivery and non-revocation of an effective release of claims against the Company and certain related persons and entities in substantially the form attached hereto as Exhibit B (the “Release”), which Release shall be delivered to Executive within five (5) business days following the Termination Date and which must be executed (and not revoked) by Executive within the time specified in the Release (the “Release Period”), Executive shall be entitled to the following severance benefits (collectively, the “Severance Benefit”):

(1) A cash severance payment equal to the sum of: (A) two (2) times the Base Salary as in effect on the Termination Date; (B) two (2) times the Target Annual Cash Incentive for the year of termination; and (C) an amount equal to the COBRA premium that Executive would incur if he continued coverage under the Company’s group health plan(s) for a period of twelve (12) months based on the coverage elections in effect for Executive and, as applicable, his spouse and eligible dependents (to the extent covered on Executive’s date of termination) as of his date of termination.  Collectively, the foregoing components of the Severance Benefit shall be referred to herein as the “Severance Payment.”

(2) Accelerated vesting for the number of restricted stock units (whether awarded pursuant to this Agreement or through an award made prior to the Effective Date) that would have vested had Executive remained employed by the Company for twelve (12) months following his Termination Date.

(ii) The Severance Payment shall be payable in accordance with the Company’s usual payroll practices in equal, or substantially equal, installments over the twenty-four  (24) month period commencing on the Termination Date, with the first such installment to be paid on the first regularly scheduled payroll date following the date on which the Release becomes irrevocable (the “Release Effective Date”), and to include any amounts Executive would otherwise have been paid prior to such payment date.  All other benefits, if any, due Executive following a termination pursuant to this Section 6(d) shall be determined in accordance with the plans, policies and practices of the Company as then in effect; provided, that Executive shall not be entitled to any severance payments or benefits under any other agreement or any severance plan, policy or program of the Company (excluding any group health benefit plans).  Executive shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date.  Notwithstanding the foregoing, to the extent required to comply with Code Section 409A, if the Release Period spans two (2) calendar years, the first installment of the Severance Payment shall be paid on the first regularly scheduled payroll date that occurs in the second calendar year (and such installment shall include all payments that would otherwise have been paid prior to such date if this Section 6(d)(ii) did not apply).

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(iii) Equity awards accelerated pursuant to Section 6(d)(i)(2) above shall be settled following the Release Effective Date in the manner provided by the applicable provisions of the equity plan documents under which such awards were made and the related individual award agreement(s), as applicable.

(e) Notice of Termination.  Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written notice of termination to the other party in accordance with this Section 6.  Such notice shall indicate the specific termination provision in this Agreement relied upon and shall, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

7. Change in Control Benefits.    The provisions of this Section 7 are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of a Change in Control.  These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 6(d) regarding severance pay and benefits payable upon a termination of employment by the Company without Cause or by Executive for Good Reason, if such termination of employment occurs within twenty-four (24) months after the Company’s consummation of a Change in Control. These provisions shall terminate and be of no further force or effect beginning twenty-four (24) months after the date on which the Company consummates a Change in Control (provided that any obligation to satisfy payment obligations thereafter shall remain in effect until all such payments are made).

(a) During the Term, if upon or within twenty-four  (24) months after a Change in Control, Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason as provided in Section 6(d) above, then, subject to the timely execution of the Release becoming irrevocable and subject also to the limitations set forth in Section 7(c) below,  Executive shall be entitled to the following enhanced severance benefits (collectively, the “Enhanced Benefit”):

(i) The Company shall pay the Severance Payment in a lump sum in cash; and

(ii) All outstanding unvested restricted stock units granted as part of the Initial Award or a subsequent Annual Award shall partially accelerate and become vested as if Executive had remained employed by the Company for twelve (12) months following his Termination Date.  For the avoidance of doubt, the treatment of any of Executive’s other outstanding equity awards in connection with a Change in Control shall be governed by the applicable equity plan document(s) and individual award agreement(s) to which such awards are subject.

(b) The Severance Payment component of the Enhanced Benefit payable under this Section 7 shall be paid within sixty (60) days after the Termination Date; provided, however, that if such period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.  Equity awards accelerated pursuant to Section 7(a)(ii) above shall be promptly

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settled following the Termination Date in the manner provided by the applicable provisions of the 2015 Plan (or its successor) and the applicable individual award agreement(s).
(c) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 6(c), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of his receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 7(c)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) with Executive’s consent, which will not be unreasonably withheld.  The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the Termination Date, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

8. Non-Competition and Non-Solicitation.
(a) Acknowledgements. Executive acknowledges:

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(i) Company has provided and shall continue to provide Executive with its goodwill (a legitimate business interest of the Company) and Confidential Information so that Executive can perform his duties.  Because Company would suffer irreparable harm if Executive misused its goodwill or disclosed Confidential Information, it is reasonable to protect the Company against misuse and disclosure of such information by Executive.

(ii) Because Executive will have continued access to and receive Confidential Information and will establish, maintain and increase Company’s goodwill with its customers, employees and others, and because the services provided by Executive for Company are a significant factor in the creation of valuable, special and unique assets that are expected to provide Company with a competitive advantage, Company would suffer irreparable harm if Executive competed unfairly with Company (as described more fully below).  Accordingly, it is reasonable to protect Company against potential unfair competition by Executive.

(iii) The promises in this Section are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on Executive and the public.  Executive acknowledges and agrees that the Company’s provision of Confidential Information and grant of the Initial Award described in Section 4(d)(i) above shall each serve as adequate and independent consideration for the covenants set forth in this Section 8.

(b) Agreements Not to Compete or Solicit Employees or Customers.  As a condition of employment and to protect Company’s Confidential Information and competitive position, Executive promises and agrees that during his employment and for a period of twenty-four  (24) months following his separation from the Company for any reason, Executive (whether as an employee, officer, director, partner, proprietor, investor, associate, consultant, advisor or otherwise) will not, directly or indirectly, either for his own benefit or the benefit of any other person or entity:

(i) Engage, invest in, or establish, in any capacity as  either as an employee, employer, contractor, consultant, agent, principal, partner, member, stockholder, investor, corporate officer, director, or in any other individual or representative capacity any business that is a Restricted Business (except Executive is allowed to own or acquire 5% or less of the outstanding voting securities of a public company).  Executive further promises that during Executive’s employment and for a period of twenty-four (24) months following Executive’s termination of employment with Company, Executive will not give advice or lend credit, money or Executive’s reputation to any person or entity engaged in or establishing the Restricted Business.

(ii) Solicit, recruit, induce, entice, encourage, hire, directly recruit, or in any way cause any officer or manager who is or was an employee of Company within the twelve (12) months prior to Executive’s separation of employment, or after, to terminate his employment with Company.  This restriction is limited to those employees with whom Executive worked, had business contact, or about whom Executive gained non-public or Confidential Information while employed with the Company.

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(iii) Solicit, contact, or communicate with any person or company for the purpose of engaging in a business that is the same or similar to the Company’s business at the time Executive’s employment ends, who was a customer of the Company during the twelve (12) months preceding Executive’s separation and whom Executive contacted, solicited, serviced, or sold services to as an Executive of the Company (either directly or indirectly as a supervisor) at any time during the twelve (12) months preceding the date of Executive’s separation.  Executive also agrees not to induce any customer, supplier or other person with whom the Company engaged in business, or to the knowledge of Executive planned or proposed to engage in business, during the twelve (12) months preceding the date of Executive’s separation, to terminate any commercial relationship with the Company.

9. Non‑Disclosure of Intellectual Property, Trade Secrets, and Confidential Information.

(a) Executive agrees that, unless otherwise required by law, Executive will forever keep secret all Confidential Information of the Company, and Executive will not use it for Executive’s own private benefit, or directly or indirectly for the benefit of others, and Executive will not disclose Confidential Information to any other person, directly or indirectly.

(b) If Executive is legally compelled (by subpoena, interrogatory, request for documents, investigative demand or similar process) to disclose Confidential Information, Executive shall give Company prompt, prior written notice so Company can seek an appropriate remedy or waive compliance.  Executive shall furnish only that portion of the Confidential Information required on advice of legal counsel, and shall exercise Executive’s best efforts to obtain an order or assurance that any Confidential Information disclosed will be treated by others in a confidential manner.

10. Non-Disparagement.

(a) Executive agrees that he will not make or cause to be made any oral or written statements that are derogatory, defamatory, or disparaging concerning the Company, its policies or programs, or its past or present officers, directors, employees, agents, or business associates, including but not limited to its past or present suppliers or vendors, or take any actions that are harmful to the business affairs of the Company or its employees.  Executive also agrees that he will not make or cause to be made any oral or written statements regarding the Company’s Confidential Information (as defined above) to any third party, including, but not limited to, the general public (for example, via postings or publications on the internet), the media, financial analysts, auditors, institutional investors, consultants, suppliers, vendors, or business associates, or agents and/or representatives of any of the foregoing, unless the statement is (i) expressly authorized by the Company in writing, or (ii) required by law.  This provision is a material and substantial term of this Agreement.

(b) Company agrees that it will not make any official public statement that is derogatory, defamatory, or disparaging concerning Executive, and will instruct the members of the Board and its senior executives to refrain from making any derogatory, defamatory, or disparaging public statements concerning Executive.

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11. Restrictive Covenants Generally.  It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 8, 9, and 10 (the “Covenants”)  to be reasonable if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12. Compliance With Confidentiality, Non-Compete, or Non-Disclosure Obligations.  Executive represents and warrants that he is in compliance with any confidentiality, non-compete, or non-disclosures obligations or agreements previously entered into with the Company and that any such obligations or agreements shall remain in effect from and after the Effective Date.  In the event of any conflict between any such pre-existing confidentiality, non-compete, or non-disclosures obligations or agreements and the terms of this Agreement, the terms of this Agreement shall control.

13. Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of a breach of any of the Covenants, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement (including, without limitation, payment of any unpaid portion of the Severance Payment described in Section 6(d)(i) above) and, in the case of either a breach or a threatened breach of any of the Covenants, and without waiving its right to arbitration as provided in Section 16(f), seek equitable relief before a court of competent jurisdiction, in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available.

14. Conflicts of Interest.  Executive agrees that for the duration of this Agreement, he will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) which might adversely affect Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which Company does business or accepting any payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which Company does business, and that Executive will promptly inform the Chair of the Audit Committee as to each offer received by Executive to engage in any such activity.  Executive further agrees to disclose to Chair of the Audit Committee any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.

EXECUTION VERSION

15. Intellectual Property; Assignment of Inventions.

(a) Assignment and License of Rights. Executive assigns to Company all of Executive’s rights in Intellectual Property that Executive makes or conceives during Executive’s employment, whether as a sole or joint inventor, whether made during or outside working hours, and whether made on Company premises or elsewhere.  Executive grants to Company an unlimited, unrestricted, worldwide, royalty-free, fully paid right to access, use, modify, add to, and distribute any Intellectual Property that Executive developed and reduced to a practical form prior to Executive’s employment with Company, its affiliates or subsidiaries, and that Executive includes in any Intellectual Property assigned to Company.  Executive understands and acknowledges that “Intellectual Property” means, for purposes of this Agreement, any information of a technical and/or business nature, such as ideas, discoveries, inventions, trade secrets, know‑how, and writings and other works of authorship which relate in any manner to the actual or anticipated business or research and development of Company, its affiliates or subsidiaries.

(b) Assist Documentation.  Upon request at any time and at the expense of Company or its nominee and for no additional personal remuneration, Executive agrees to execute and sign any document that Company considers necessary to secure for or maintain for the benefit of Company adequate patent and other property rights in the United States and all foreign countries with respect to any Intellectual Property.  Executive also agrees to assist Company as required to obtain and enforce these rights.

(c) Disclosure.  Executive agrees to promptly disclose to Company any Intellectual Property when conceived or made by Executive, whether in whole or in part, and to make and maintain adequate and current records of it.  If Executive’s employment ends for any reason, Executive agrees to promptly turn over to Company all models, prototypes, drawings, records, documents, and the like in Executive’s possession or under Executive’s control, whether prepared by Executive or others, relating to Intellectual Property, and any other work done for Company.  Executive acknowledges that these items are the sole property of Company.

16. Miscellaneous.

(a) Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement and is signing the Agreement voluntarily and with full knowledge of its significance; (ii) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that would interfere with the performance of his duties hereunder; and (iv) Executive shall not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of his duties hereunder, except with valid written consent of such other person or party.  Executive has carefully read and considered all provisions of these Agreements and acknowledges that this is an important legal document that sets forth restrictions on

EXECUTION VERSION

Executive’s conduct as a condition of employment with the Company.

(b) Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge.  No waiver by either Party of any breach of the other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Successors and Assigns.
(i) This Agreement is personal to Executive and shall not be assignable by Executive but shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 16(d)(iii) below, shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).

(iii) The Agreement shall be assignable by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as defined in this Agreement and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

(d) Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission; and (iii) notices sent by registered mail shall be deemed given two (2) days after the date of deposit in the mail.

If to Executive, to such address as shall most currently appear on the records of the Company.

If to the Company, to:

National Instruments Corporation

EXECUTION VERSION

11500 North MoPac Expressway
Austin, Texas  78759

Attention: General Counsel

With a copy, which shall not constitute notice to:

Gary D. Eisenstat
Ogletree, Deakins, Nash, Smoak & Stewart, P.C.
8117 Preston Road, Suite 500
Dallas, Texas  75225

(e) GOVERNING LAW; CONSENT TO JURISDICTION; JURY TRIAL WAIVER.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE LAW OF THE STATE OF TEXAS (EXCEPT TO THE EXTENT SUPERSEDED BY THE LAWS OF THE UNITED STATES) WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT.  ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO JURISDICTION IN DALLAS, TEXAS.  EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT OR ARBITRATION PROCEEDING IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.  EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

(f) Resolution of Disputes.  Any claim arising out of or relating to this Agreement, any other agreement between Executive and the Company or any of its Affiliates, or Executive’s employment with the Company or any of its Affiliates, or the termination thereof (collectively, “Covered Claims”) shall be resolved by binding arbitration, to be held in Dallas, Texas, in accordance with the National Rules for the Resolution of Employment Disputes (or successor rules) of the American Arbitration Association (“AAA”), Federal Rule of Civil Procedure 68 (“Offer of Judgment”), and this Section 16(f).  If AAA’s rules are inconsistent with this Agreement, the terms of this Agreement shall govern.  If the parties are unable to mutually agree on an arbitrator within sixty (60) days following the date on which the Covered Claim is initially made, the party requesting arbitration shall submit the matter to AAA, and an arbitrator shall be selected pursuant to AAA’s rules.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The Company and its Affiliates shall be responsible for their own costs and expenses, including without limitation, attorneys’ fees; provided that the Company shall pay all costs unique to arbitration (as compared to the costs of adjudicating the same claims before a court), including the regular and customary arbitration fees and expenses.  Any dispute as to whether a cost is unique to arbitration shall be resolved by the arbitrator.  Pending the resolution of any Covered Claim, Executive (and his estate or beneficiaries) shall continue to receive all payments and benefits due under this

EXECUTION VERSION

Agreement or otherwise to the extent not otherwise in dispute.  The foregoing notwithstanding, in the event of any actual, threatened, or suspected breach hereof by Executive, the Company shall be entitled to seek injunctive and such other equitable relief with respect to such breach before a court of competent jurisdiction in Dallas County, Texas.

(g) Compliance with Code Section 409A.    This Agreement is intended to comply with, or be exempt from, the applicable requirements of Code Section 409A and shall be construed and interpreted in accordance therewith.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Code Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment that are considered a “deferral of compensation” within the meaning of Section Code 409A is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the portion of such payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) to the extent necessary to comply with Section 409A until the first business day to occur following the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date otherwise permitted under Code Section 409A); and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, mutually agreed upon between the Executive and the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 16(g) in order to prevent any accelerated tax or additional tax under Code Section 409A, then such payments shall be paid at the time specified under this Section 16(g) without any interest thereon.  The Company shall consult with Executive in good faith regarding the implementation of this Section 16(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.  Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service.  For purposes of Code Section 409A, each payment made under this Agreement shall be designated as a “separate payment.”  Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section Code 409A, (A) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (B) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

EXECUTION VERSION

(h) Severability of Invalid or Unenforceable Provisions.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(i) Advice of Counsel and Construction.  Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement.  Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.

(j) Entire Agreement.  This Agreement constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof, including, without limitation, the “RSU Vesting Acceleration Agreement” dated October 28, 2014 which is hereby superseded in its entirety by mutual agreement of the parties.

(k) Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

(l) Section Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(m) Cooperation.  During the Term and at any time thereafter, Executive agrees to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company; and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company.  The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

(n) Survival.  Sections 6 through 15, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or of Executive’s employment with the Company.

(o) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

[Remainder of page intentionally left blank]

EXECUTION VERSION

The parties have executed this Agreement as of the date first above written.

Company

National Instruments Corporation

By: /s/ James J. Truchard

Name: James J. Truchard, Ph.D.

Title: Chief Executive Officer, President and

   Chairman of the Board

Executive

/s/ Alexander M. Davern
Alexander M. Davern

EXECUTION VERSION

EXHIBIT A

DEFINED TERMS

1. “Accrued Obligations” shall mean, at any point in time and except as expressly provided herein, any amounts to which the executive is entitled to payment but have not yet been paid to Executive including, but not limited to, each of the following (but only to the extent such amounts are vested, earned or accrued at the time of payment): Base Salary, earned but unpaid incentive compensation amounts described in Sections 4(b) and 4(c) above, and any other payments, retention bonuses, entitlements or benefits vested, earned or accrued but unpaid under applicable benefit and compensation plans, programs and other arrangements with the Company and/or any of its subsidiaries.

2. “Affiliate” of a Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.
3. “Board” shall mean the board of directors of National Instruments Corporation.

4. “Cause” shall mean the occurrence of one or more of the following: (i) Executive’s indictment for the commission of any felony or a misdemeanor involving deceit, material dishonesty or fraud, or any willful conduct by Executive that would reasonably be expected to result in material injury or reputational harm to the Company if he were retained in his position; (ii) disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or affiliates; (iii) continued failure substantially to perform Executive’s duties with the Company (other than any such failure resulting from the Executive’s  Disability) after a written demand for substantial performance is delivered to Executive by the Board, which demand identifies the specific actions which the Board believes constitute continued failure substantially to perform Executive’s duties, and which performance is not substantially corrected by the Executive within 30 days of receipt of such demand; (iv) a breach by Executive of Executive’s fiduciary duties and responsibilities to the Company that result in a material adverse effect on the Company’s business, operations, prospects or reputation; (v) knowing participation in releasing false or materially misleading financial statements or submission of a false certification to the Securities and Exchange Commission or other governmental agency or authority;  (vi) a material violation of the Company’s Code of Ethics, as determined by the Board in its sole discretion; or (vii)  failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

5. “Change in Control” shall mean the occurrence of any of the following events:
(p) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or

Exhibit A

EXECUTION VERSION

more of the total voting power represented by the Company’s then outstanding voting securities; or
(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(iii) A change in the composition of the Board as a result of which fewer than a majority of the directors are Incumbent Directors; or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing definition, any payment or benefit would be considered deferred compensation subject to, and not exempt from, Code Section 409A, payable or to be provided upon a Change in Control shall only be paid or provided to Executive to the extent such event also qualifies as an event described in Code Section 409A(a)(2)(A)(v).

(q) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(r) “Confidential Information” shall mean all confidential or proprietary information concerning the Company’s business, including all trade secrets, know-how and other information generally retained on a confidential basis by the Company with respect to its products, methods, techniques, cost and pricing information (including bid prices), algorithms, advertising methods and methodologies, systems, software codes and specifications, formulae, inventions and discoveries, business plans, pricing, product plans and the identities of and nature of the Company’s dealings with its employees, suppliers and customers, and includes Trade Secrets as defined in Tex. Civ. Prac. & Rem. Code Section 134A.002.(6), which is incorporated herein.

(s) “Disability” shall mean, for purposes of this Agreement, (a) Executive’s entitlement to benefits under Company’s long-term disability plan; or (b) if Executive does not participate in Company’s long term-disability plan, Executive will be deemed to have a “Disability” if he is unable, due to physical or mental incapacity, to perform his duties under this Agreement for a period of ninety (90) consecutive days or one-hundred twenty (120) days during any consecutive six-month period.  In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to any such examinations, to be performed by a qualified medical provider selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld), which are relevant to a determination of whether Executive has incurred a Disability; and (ii) agrees to furnish such medical information as may be reasonably requested.

(t) “Good Reason” shall mean the occurrence of any one or more of the following events without Executive’s written consent:

Exhibit A

EXECUTION VERSION

(i) a material adverse change in the nature or scope of the Executive’s duties, responsibilities, authorities, powers, functions or duties or change in the Executive’s title to any position other than President and Chief Executive Officer, including, without limitation, any requirement that the Executive report to any person(s) other than the Board, provided that it will be considered a substantial reduction in duties and responsibilities if, after a Change in Control (as defined herein), the Executive is not appointed to serve as President and Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer of the ultimate parent of the resulting company;

(ii) a material reduction in the Executive’s annual Base Salary or Target Annual Cash Incentive other than:

(1) a reduction that is also applied to substantially all of the Company’s other senior executives,  provided that such reduction does not cause the reduction in any such compensation items to exceed fifteen percent (15%) from the level of any such compensation items in effect for the calendar year immediately prior to the reduction; or

(2) a reduction that is consistent with the reassignment of Executive to the role of President and Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer of the ultimate parent of the resulting company following a Change in Control, provided that such reduction does not cause the reduction in any such compensation item to exceed fifteen percent (15%) from the level of such compensation item in effect immediately prior to the Change in Control;

(iii) the relocation of the Executive’s principal place of employment by more than one hundred (100) miles,  except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations; or

(iv) a material breach of this Agreement by the Company.

Notwithstanding the foregoing, an event described in this Section shall not constitute Good Reason unless it is communicated by the Executive to the Company in writing within ninety (90) days of the initial existence of such event and is not corrected by the Company in a manner which is reasonably satisfactory to such Executive within thirty (30) days of the Company’s receipt of such written notice. If the purported Good Reason condition is not cured within the 30-day period described in the preceding sentence, Executive may submit a written notice of termination to the Chair of the Board in accordance with Section 6(e) above specifying a Termination Date that is no more than sixty (60) days following the final day of the Company’s cure period.  Executive will be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason if he fails to provide such written notice under Section 6(e) or fails to terminate his employment within the 60-day period described in the preceding sentence.    Neither the failure of the Company’s stockholders to elect or reelect Executive to the Board nor the expiration of the Term will constitute Good Reason for purposes of this Agreement.

(u) “Incumbent Directors” means directors who either (A) are directors on the Board as of the Effective Date, or (B) are elected, or nominated for election, to the Board with Exhibit A Page 3 of 4

EXECUTION VERSION

the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(v) “Restricted Business” shall mean (i) any business conducted by the Company or its affiliates during the Term that relates to or concerns (directly or indirectly) any Confidential Information provided to Executive or Executive’s duties or assignments for the Company, and/or (ii) any business competitive with the business conducted by the Company or its affiliates during the Term that relates to or concerns (directly or indirectly) any Confidential Information provided to Executive or Executive’s duties or assignments for Company.  [***]

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Exhibit A

EXECUTION VERSION

EXHIBIT B

FORM OF SEPARATION AND GENERAL RELEASE

This Separation  and General Release (“Release”) is made by and between NATIONAL INSTRUMENTS CORPORATION, including its officers, directors, employees, managers, predecessors, successors, subsidiaries, and affiliates (collectively, the “Company”), and ALEXANDER M. DAVERN (“Executive”).  Executive and the Company are referred to individually as “Party,” and collectively as the “Parties.”

WHEREAS, the Company employed Executive pursuant to an Employment Agreement (“Agreement”), effective as of January 1, 2017;

WHEREAS, Executive’s employment under the Agreement has been terminated with the Company, effective [  ] (the “Separation Date”);

WHEREAS, as consideration for the conditions, covenants, and provisions in this Release, including to fully settle and resolve any and all issues and disputes arising out of Executive’s employment with, and separation from, the Company, the Company agrees to pay Executive separation pay (as set forth in Paragraph 2 of this Release); and

WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of this Release for the release and waiver contained herein is in addition to any consideration the Company is otherwise required to provide Executive.

NOW, THEREFORE, in consideration of the conditions, covenants, and provisions herein, the Parties acknowledge and agree as follows:

1. Separation Date and Final Wages.  Executive’s employment with the Company is terminated as of the Separation Date.  In addition to the payments provided in Paragraph 2 below, regardless of whether Executive signs this Release, within the next regularly scheduled pay period following the Separation Date, Executive will receive payment for any unpaid final time worked through and including the Separation Date and other benefits to which Executive is entitled by virtue of Executive’s service with the Company up to and including the Separation Date, pursuant to the terms of the Agreement and the Company’s benefit plans, including payment for any accrued but unused vacation pay.  Except as specifically provided in this Release regarding the separation pay in Paragraph 2 below, Executive understands that Executive shall not be entitled to any other payment, benefits, remuneration, or other consideration of any kind from the Company.

2. Separation Payments and Other Consideration by the Company.    Following receipt by the Company of Executive’s signature to this Release, and provided Executive does not revoke this Release as provided in Paragraph 14 below, as consideration for this Release, the Company will provide Executive with the severance pay and benefits (“Severance Benefit”) as defined in Sections 6 and/or 7 of the Agreement, as applicable, in the total amount of [  ] dollars ($[  ]) which shall be paid or provided at the time and in the form as specified in the Agreement.

FORM OF SEPARATION AND GENERAL RELEASEPage 1 of 6

EXECUTION VERSION

The Severance Benefit shall be paid (or commence to be paid) or provided herein and in the Agreement, following the seven (7) day revocation period referenced in Paragraph 14 below.  Executive acknowledges that the payment under this Paragraph 2 is in addition to any services or amounts to which Executive would otherwise be entitled without signing this Release.

3. Executive Waiver and Release of Rights and Release Not to Sue.  Executive (defined for the purpose of this Paragraph 3 to include Executive and Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the Released Parties (defined as the Company, its parent, subsidiaries, affiliates, and any of its or their respective past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, members, managers, managing members, divisions, parents, subsidiaries, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of such employee benefit plans) from, and except as specifically provided herein, agrees not to bring any action, proceeding, or suit against any of the Released Parties regarding, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type (collectively, “Claims”), directly or indirectly regarding any act or failure to act that occurred up to and including the date on which Executive signs this Release, including, without limitation, all Claims arising or that arose or may have arisen out of or in connection with Executive’s employment with or separation from the Company, and including but not limited to Claims for:

(a) violation of any written or unwritten contract, the Agreement, any understanding, policy, benefit, retirement or pension plan, severance plan, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration of any kind, bonuses, stock, or stock options;

(b) discrimination or retaliation on the basis of any characteristic or trait protected under law (including, but not limited to, race, color, national origin, gender, sexual orientation, religion, disability, marital or parental status, age, union activity, or other protected activity), or other denial of protection or benefits under any statute, ordinance, executive order, or regulation (including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers’ Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act, the Texas Labor Code, the Texas Commission on Human Rights Act, the retaliation provision of the Texas Workers’ Compensation Act, or any other federal, state, or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment) as such acts may have been amended; and/or

FORM OF SEPARATION AND GENERAL RELEASEPage 2 of 6

EXECUTION VERSION

(c) violation of any public policy or common law of any state relating to employment or personal injury, including, but not limited to, claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, negligence, interference with contractual or business relations.

Executive represents and warrants that Executive has no outstanding court, agency, or administrative claims for damages against any person or entity released herein.  The Parties intend to release only all Claims which can legally be released in a private agreement.  This Release does not include, and Executive does not waive, any rights or claims:  (a) that may arise after Executive signs this Release; (b) for alleged workplace injuries or occupational disease that arise under any state’s workers’ compensation laws; (c) that cannot be released by law; (d) to enforce this Release or the Agreement; or (e) to participate in any proceedings before an administrative agency responsible for enforcing labor and/or employment laws, e.g., the Equal Employment Opportunity Commission (“EEOC”), the Texas Workforce Commission (“TWC”), or the Securities and Exchange Commission (“SEC”).  Executive agrees, however, to waive and release any right to receive any monetary award from any and all such proceedings.  Nothing in this Release (including the non-disparagement provisions) shall be construed to limit Executive’s right to respond accurately and fully to any question, inquiry, or request for information when required by legal process, or from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority regarding the Company,  Executive’s employment, or this Release.  Executive is not required to contact the Company regarding the subject matter of any such communications before disclosing information to an administrative agency responsible for enforcing labor and/or employment laws, or providing information to an agency responsible for enforcing unemployment compensation laws.    Further, nothing in this Release is intended to restrict Executive’s legally protected right to discuss wages, hours, or other working conditions with co‑workers, or to in any way limit Executive rights under applicable law, including the National Labor Relations Act and any whistleblower act.

4. Non-Disparagement.  Executive’s non-disparagement obligations in Paragraph 10 of the Agreement remain in full force and effect, and Executive reaffirms his obligations thereunder.  Executive acknowledges that any failure to abide by Executive’s obligations under Paragraph 10 of the Agreement and this Paragraph 4 shall constitute a material breach of this Release, and Executive shall forfeit any and all amounts to which Executive may otherwise be entitled in Paragraph 2 above.

5. Return of Company Property.  Executive acknowledges that Executive has returned all property of the Company that is in Executive’s possession, custody, or control including, without limitation, all computer hardware and software, credit cards, keys, computer or other access codes, communications devices (including, without limitation, all cellular phones, smart phones, BlackBerry devices, personal data assistants, or similar devices), computers, laptops, tablet devices, and all materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, non-public financial information, database information and lists, mailing lists, notes, data, and any other property or information that Executive may have relating to the Company or its customers, clients, employees, policies, or practices (whether those materials exist in hard copy or digital form).  Executive agrees not to retain any such property or information in any form, hard copy or digital, and not to give copies

FORM OF SEPARATION AND GENERAL RELEASEPage 3 of 6

EXECUTION VERSION

of such property or information or disclose their contents to any other person.  To the extent Executive has, or had retained access to Confidential Information, regardless of the form, and where such Confidential Information is retained or stored, including, but not limited to, on any computer, laptop, tablet, smart phone, flash or thumb drive, or on any cloud-type account, Executive shall fully delete and destroy all such digital forms, including all back‑ups and copies, and by signing below, certifies his compliance with such obligation.

6. Confidentiality of Company Information.    Executive acknowledges that during the course of employment with the Company, Executive has had access to and used confidential and proprietary information of the Company, including Confidential Information as defined in the Agreement, that is not known or in the public domain, including, without limitation, customer information, financial information, personnel information, and business plans.  Except as may be specifically required by law and consistent with Paragraph 3 above, and for so long as it remains confidential (other than through any improper actions by Executive), Executive reaffirms his non-disclosure obligations under the Agreement, and agrees not to directly or indirectly use or disclose any such Confidential Information to, or on behalf of, any person, firm, corporation, or entity outside the Company.

7. Non-Admission/Inadmissibility.  This Release does not constitute an admission by the Parties that any action taken regarding Executive was wrongful, unlawful, or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Executive, and the Company specifically denies any such wrongdoing or violation.  This Release is entered into solely to resolve fully all matters related to or arising out of Executive’s employment with and separation from the Company.

8. Cooperation.  Executive agrees to cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigation, government proceedings, and general claims) that relates to matters with which Executive was involved during the term of employment with the Company, subject to reimbursement of reasonable out-of-pocket travel costs and expenses.  Such cooperation may include appearing from time to time at the offices of the Company or the Company’s counsel, or telephonically, for conferences and interviews, and providing testimony in depositions, court proceedings, and administrative hearings as necessary for the Company to defend claims, and in general providing the Company and its counsel with the full benefit of Executive’s knowledge with respect to any such matter.  Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.

9. Severability.  The provisions of this Release shall be severable and the invalidity of any provision, or the performance of one Party’s obligations under any provision, shall not affect the validity of the other provisions or the other Party’s duty to perform its or Executive’s obligations under any other provision; provided, however, that (a) upon a finding by a court of competent jurisdiction that any release or agreement in Paragraph 3 above is illegal, void, or unenforceable, Executive agrees, at the Company’s option, to promptly execute a release and agreement that is legal and enforceable, and (b) Executive’s failure to comply with the obligations to promptly execute such release will constitute a material breach of this Release, in which event the Company, in addition to its other rights and remedies, shall not be obligated to provide Executive with any of the consideration described in Paragraph 2 above.

FORM OF SEPARATION AND GENERAL RELEASEPage 4 of 6

EXECUTION VERSION

10. Governing Law and Jurisdiction/Consent to Jurisdiction/Waiver of Jury Trial.  This Release shall be governed by and construed in accordance with laws and judicial decisions of the State of Texas, without regard to its principles of conflicts of laws.  Any action regarding this Release or Executive’s employment with or separation from the Company must be brought as provided in the Agreement and prosecuted in Dallas County.  The Parties reaffirm that any right to a jury trial is waived, as provided in the Agreement.

11. Entire Release.  This Release and the Agreement represent the entire agreement and understanding concerning Executive’s employment with and separation from the Company, and supersedes and replaces any and all prior agreements, understandings, discussions, proposals, or negotiations (whether written or oral) between Executive and the Company.

12. Notice to Seek Counsel/Consideration Period/Revocation Period.  Executive acknowledges that Executive has been advised in writing to consult with an attorney before executing this Release, and that Executive has had at least twenty-one (21) days after receipt of this Release to consider whether to accept or reject this Release.  Executive understands that Executive may execute this Release prior to the end of such twenty-one (21) day period, but is not required to do so.  Executive has seven (7) days after execution of this Release to revoke it.  Such revocation must be in writing and delivered either by hand, facsimile, or mailed and postmarked within the seven (7) day period, and sent to:

National Instruments Corporation
Attention:  General Counsel
11500 Mopac Expressway
Austin, Texas 78759-3504

If Executive revokes this Release as provided herein, it shall be null and void and Executive will not be entitled to any of the consideration from the Company described in Paragraph 2 above.  If Executive does not revoke this Release within seven (7) days of executing it, this Release shall become enforceable on the eighth (8th) day after execution of this Release.  Executive understands that this Release is not intended to be a waiver of Claims arising after the date Executive executes this Release.

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FORM OF SEPARATION AND GENERAL RELEASEPage 5 of 6

EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned have executed this Release freely and voluntarily with the intention of being legally bound by it.

ALEXANDER M. DAVERN
_________________________ [Signature]
_________________________ Date

FORM OF SEPARATION AND GENERAL RELEASEPage 6 of 6

EXECUTION VERSION

EXHIBIT C

RESTRICTED BUSINESSES

[***]

***Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.